Exhibit 5.1

January 18, 2011

Voyager Oil & Gas, Inc.

2812 1st Avenue North, Suite 506

Billings, Montana 59101

Re:  Exhibit 5.1 to Registration Statement on Form S-3

Ladies/Gentlemen:

We are acting as corporate counsel to Voyager Oil & Gas, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of 12,738,209 shares of common stock (the “Shares”), which may be offered for sale by the selling stockholders (the “Selling Stockholders”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fredrikson & Byron, P.A.

FREDRIKSON & BYRON, P.A.